Exhibit 99.1

urban-gro, Inc. Reports Record Preliminary First Quarter 2021 Results

●	Record Q1 2021 revenues of $11.8 million to $12.1 million, which would represent an increase of at least $7.5 million, or 174%, from revenues of $4.3 million reported in Q1 2020.

●	Record Adjusted EBITDA of $0.35 million to $0.6 million, which would represent an improvement of at least $1.2 million from negative ($0.9) million in Q1 2020.

●	Record Income from operations expected to be $0.2 million to ($0.1) million, when compared with ($1.4) million a year prior, an improvement of at least $1.3 million driven by increased revenues and gross margin.

●	Company ends Q1 2021 with contractually committed orders (“Backlog”) exceeding $15 million at March 31, 2021, an increase of at least $0.4 million from $14.6 million at December 31, 2020.

Lafayette, CO (April 13, 2021) – urban-gro, Inc. (NASDAQ: UGRO) (“urban-gro” or the “Company”), a leading global horticulture company that engineers and designs commercial Controlled Environment Agriculture (“CEA”) facilities and integrates complex environmental equipment systems, today reported its preliminary and unaudited expected Revenues, Income/(Loss) from Operations, and Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) for its first quarter ended March 31, 2021.

urban-gro expects its preliminary and unaudited fiscal first quarter 2021 revenue to be between $11.8 and $12.1 million, compared to $4.3 million in its fiscal first quarter 2020, representing more than a 174% increase. This expected increase in revenue was primarily driven by an increase in the shipment of complex environmental and cultivation equipment systems from contracts signed in 2020. This also represents an increase of at least $2.6 million over Q4 2020 revenues, which were $9.2 million.

urban-gro expects its preliminary and unaudited fiscal first quarter 2021 income/(loss) from operations to be between ($0.1) and $0.2 million which represents an improvement of at least $1.3 million when compared with ($1.4) million a year prior. This improvement in income/(loss) from operations is primarily due to increased revenues and gross margin.

In addition, the Company expects to achieve positive Adjusted EBITDA for the third quarter in a row, with Adjusted EBITDA for fiscal first quarter 2021 expected to be between a record $0.35 million to $0.6 million, which represents an improvement of more than $1.25 million from negative ($0.9) million reported for the fiscal first quarter 2020.

Bradley Nattrass, Chairman and CEO of urban-gro commented, “This past quarter represents our third consecutive quarter of not only record quarterly revenues, but also positive Adjusted EBITDA for the Company. We plan on continuing to gain momentum as we execute multiple strategic initiatives, which we believe will position 2021 to be a breakout year for urban-gro. These initiatives include the buildout of our managed service offering, gro-care®, expanding our crop agnostic approach to food-focused CEA facilities, and continuing our global expansion into Europe.”

Dick Akright, CFO, adds, “I am very pleased with our results in Q1, most notably, the increase in Adjusted EBITDA and our continued strong backlog at the end of Q1 as compared to the end of 2020. Further, we ended Q1 with in excess of $50 million of cash.”

urban-gro expects to file its Form 10-Q for the quarter ended March 31, 2021 by the filing deadline of May 15, 2021.

About urban-gro, Inc.

urban-gro, Inc. (NASDAQ: UGRO) is a leading engineering design and services company focused on the commercial horticulture market. We engineer and design commercial Controlled Environment Agriculture (“CEA”) facilities and then integrate complex environmental equipment systems into these high-performance facilities. Operating in the global market, our custom-tailored approach to design, procurement, and equipment integration provides a single point of accountability across all aspects of growing operations. Visit urban-gro.com to learn more.

Safe Harbor Statement

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “intends,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. Such forward-looking statements are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the demand for our services and products, our ability to manage the adverse effect brought on by the COVID-19 pandemic, our ability to execute on our strategic plans, our ability to achieve positive cash flows or profitability, our ability to achieve and maintain cost savings, the sufficiency of our liquidity and capital resources, and our ability to achieve our key initiatives for 2021. A more detailed description of these and certain other factors that could affect actual results is included in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law.

urban-gro Investor Relations Contact:

Jenene Thomas

Chief Executive Officer

JTC Team, LLC

T: 833.475.8247

investors@urban-gro.com

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